Exhibit 99.1

        AMC, Genius Products and Falcon Picture Group Release
                     "AMC Movies" DVD Collection

    JERICHO, N.Y.--(BUSINESS WIRE)--Jan. 9, 2004--Through its multi-year licensing agreement with AMC, Genius Products (OTCBB:GNPI) and Falcon Picture Group have released their second collection of DVD movies. The AMC Movies collection includes six DVD sets featuring actors Cary Grant, James Cagney, Vivian Leigh, Edmond O'Brien and Gary Cooper and one set devoted to Hollywood's best detective movies. Each collection features four films on two DVD's and has a suggested retail price of $9.99 each. AMC Movies are currently available in major retail chains.
    In September 2003, AMC, Genius Products and Falcon Picture Group launched their partnership with the AMC Monsterfest DVD collection, featuring monster movies starring Bela Lugosi, Boris Karloff, Jack Nicholson and Dennis Hopper.
    Falcon Picture Group has licensed three brands from AMC: AMC Monsterfest, AMC Movies and AMC TV for Movie People. AMC Monsterfest collections were made available in October; AMC TV for Movie People collections are currently in development. They will include classic television programming from Abbott & Costello, Dean Martin & Jerry Lewis, The Lone Ranger, The Red Skelton Show, Dragnet and The Lucy Show. AMC TV for Movie People will be available in retail chains in February 2004.
    Falcon Picture Group licenses studio movies and television programs and works with public domain features to generate content and package the DVD collections, using AMC's logo and vibrant color palette. Genius Products works with major retail outlets to distribute the collections.
    "Our partnership with AMC has been an excellent move for us," stated Klaus Moeller, CEO of Genius Products. "Entering the DVD business with a respected name in the entertainment business has given us instant credibility in a very competitive environment. We're extremely pleased with the success of our arrangement with AMC."
    "Teaming with Genius and Falcon Picture Group has proven to be a successful venture for AMC," said David Knise, vice president, AMC Digital Ventures. "As an established leader in the cable industry this partnership has enabled AMC to expand into another viable entertainment arena."
    "Our success with AMC Monsterfest has been phenomenal," stated Julie Ekelund, executive vice president of sales & marketing of Genius Products. "We've become a major provider of classic DVD content in a very short period of time. The feedback from our retail partners has been extremely positive."

    About AMC

    AMC, a division of Rainbow Media's Entertainment Services, which also includes WE: Women's Entertainment and IFC Companies, is a 24-hour, movie-based network, dedicated to the American movie fan. The network, which reaches over 85,000,000 homes, offers a comprehensive library of popular movies and a critically-acclaimed slate of original programming that is a diverse, movie-based mix of original series, documentaries and specials. Over the past three years AMC has garnered many of the industry's highest honors, including eight Emmy awards. AMC is "TV for movie people."

    About Rainbow Media Holdings LLC

    A leader in sports, news and entertainment programming, Rainbow Media Holdings LLC is a subsidiary of Cablevision Systems Corp. (NYSE:CVC). Rainbow Media owns and manages national networks: AMC, Fuse, IFC (The Independent Film Channel) and WE: Women's Entertainment; as well as the on-demand services: Mag Rack, Uncensored On Demand, World Picks On Demand and World Picks Networks. Rainbow Media's other businesses include its regional programming services -- MetroChannels, News 12 Networks and Rainbow Sports Networks -- in addition to the Rainbow Advertising Sales Corp. and Rainbow Network Communications. Rainbow Media is also a 50 percent partner in Fox Sports Net.
    This press release contains certain forward-looking statements that involve a number of uncertainties. Such statements are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, and are based on the assumptions and expectations of the company at the time such statements are made. Actual results could vary for many reasons, including, but not limited to, the timely development and acceptance of new products and general market conditions. Other such risks and uncertainties include the company's ability to grow its business, the continuation of the company's distribution network, growth and other matters, which are described in the company filings with the SEC.

    CONTACT: AMC
             Jaime Saberito, 516-803-4354
             jmsaberito@rainbow-media.com
                 or
             Genius Products
             Mike Meader, 858-793-8840 ext. 102
             mike.meader@geniusproducts.com